Exhibit 99.1

Quest Resource Reports Third Quarter 2017 Financial Results

and Provides 2018 Outlook

THE COLONY, TX – November 14, 2017 -- Quest Resource Holding Corporation (NASDAQ: QRHC) ("Quest"), a leader in sustainability, recycling, and environmental resource services, today announced financial results for the third quarter ended September 30, 2017.

2017 Third Quarter Highlights

•

Solid gross profit and record gross margin - For the third quarter of 2017, gross profit was $4.0 million, an increase of 12% compared with $3.6 million recorded for the third quarter of 2016. Gross margin expanded to a record level of 12.6% of sales compared with 7.8% of sales for the third quarter of 2016.

•	Decline in net loss - For the third quarter of 2017, net loss improved by $1.3 million to $1.1 million compared with a net loss of $2.4 million for the third quarter of 2016.
•	Operating costs declined - During the third quarter of 2017, operating expenses were $5.0 million, a decrease of $1.0 million, or 16%, compared with the third quarter of 2016.
•

Significant year-over-year and sequential improvement in Adjusted EBITDA - For the third quarter of 2017, Adjusted EBITDA improved by $786,000 to $513,000 compared with a loss of $273,000 for the third quarter of 2016.  Third quarter Adjusted EBITDA increased 7.3% compared with the second quarter of 2017.

•

Renewals and wins in automotive vertical - Quest achieved competitive wins and renewals to provide waste services to various national automotive service providers.  In this key vertical market, Quest provides services to national and regional automotive service providers that allows the sustainable disposal of more than 50,000 tons of scrap tires and used oil filters, and over 40 million gallons of used motor oil, among other related waste streams.

•

Additional sales leadership - Ric Hobby was appointed Senior Vice President of Sales for Quest Resource Management Group, LLC.  Mr. Hobby brings more than 20 years of leadership experience in business development within the environmental services and technology sectors.

"Third quarter results were in line with our expectations, including cost improvements in our procurement operations.  In addition, our results reflect the positive impact of our strategic focus on growth in existing and new vertical markets that highlight Quest’s unique value propositions.  As planned, this strategy is driving significant improvement in profitability despite a temporary headwind on the top line from exiting low margin business,” said S. Ray Hatch, President and Chief Executive Officer. “We continue to build a significant pipeline of new business in the automotive service market, which is one of our more established verticals.  In addition, we continue to gain traction in new markets, including construction, demolition, and industrial, that we entered during the past year.  Our growth in areas such as these clearly demonstrates the scale and scope of our capabilities, and as such, we are increasingly being viewed by customers as a strategic partner, which is key in driving sustainable improvements in returns and shareholder value.”

Financial Outlook – Fiscal 2018

Mr. Hatch stated, “We are very excited about our prospects, outlook, and business opportunities going forward.  We have made tremendous progress with our strategic plan and will have completed the bulk of our transition by the end of 2017.  We expect the pace at which we add or renew business will accelerate.  We believe that this newly built foundation will allow for a sustainable business that can consistently grow both our revenue and net income.

We believe that 2018 will see the new Quest. We anticipate that 2018 will be positively impacted by expansions with current customers and the addition of new customers, many of which should yield very positive effects. Based on the aforementioned, we expect revenue growth for 2018 to be between 10% and 15%, driving positive net income with estimated GAAP earnings between $2 million and $3 million, or GAAP earnings per share between $0.13 and $0.20, and estimated non-GAAP Adjusted EBITDA between $6 million and $7 million, or non-GAAP Adjusted EBITDA per share between $0.39 and $0.46.  Per share estimates are based upon the issued and outstanding common shares as of September 30, 2017.  Before the full effect of our strategic shift is reflected commencing in 2018, we anticipate that earnings for the transitional fourth quarter of 2017 will be relatively flat with the third quarter.”

Third Quarter 2017 Earnings Conference Call and Webcast

Quest will conduct a conference call on Tuesday, November 14, 2017, at 4:00 p.m. Central Time, to review the financial results for the fiscal third quarter ended September 30, 2017. Investors interested in participating on the live call can dial (800) 239-9838 within the U.S. or (323) 794-2551 from abroad.  The conference call, which may include forward-looking statements, is also being webcast and is available via the investor relations section of Quest’s website at www.qrhc.com. A replay of the webcast will be archived on Quest’s investor relations website for 90 days.

Reconciliation of U.S. GAAP to Non-GAAP Financial Measures

In this press release, a non-GAAP financial measure, "Adjusted EBITDA," is presented. From time-to-time, Quest considers and uses this supplemental measure of operating performance in order to provide an improved understanding of underlying performance trends. Quest believes it is useful to review, as applicable, both (1) GAAP measures that include (i) depreciation and amortization, (ii) interest expense, (iii) stock-based compensation expense, (iv) income tax expense, and (v) certain other adjustments, and (2) non-GAAP measures that exclude such items. Quest presents this non-GAAP measure because it considers it an important supplemental measure of Quest's performance. Quest's definition of this adjusted financial measure may differ from similarly named measures used by others. Quest believes this measure facilitates operating performance comparisons from period to period by eliminating potential differences caused by the existence and timing of certain expense items that would not otherwise be apparent on a GAAP basis. This non-GAAP measure has limitations as an analytical tool and should not be considered in isolation or as a substitute for the Company's GAAP measures. (See attached table "Reconciliation of Net Loss to Adjusted EBITDA.")

About Quest Resource Holding Corporation

Quest provides businesses with a nationwide, single source solution for the reuse, recycling, and disposal of a wide variety of waste streams and recyclables generated by their businesses. Quest's comprehensive reuse, recycling, and disposal services include customer-specific programs for the management, collection, processing, and accounting for waste streams and recyclables. Quest operates environmentally focused online platforms that contain information and data that tracks and reports the environmental results of our services and provides actionable data to improve business operations.

For more information, visit www.QRHC.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, which provides a "safe harbor" for such statements in certain circumstances. The forward-looking statements include, but are not limited to, our belief that our results reflect the positive impact of our strategic focus on growth in existing and new vertical markets that highlight our unique value propositions; our belief that as planned, this strategy is driving significant improvement in profitability despite a temporary headwind on the top line from exiting low margin business; our belief that we continue to build a significant pipeline of new businesses in the automotive service market, which is one of our more established verticals; our belief that we continue to gain traction in new markets, including construction, demolition, and industrial, that we entered during the past year; our belief that our growth in areas such as these clearly demonstrates the scale and scope of our capabilities, and as such, we are increasingly being viewed by customers as a strategic partner, which is key in driving sustainable improvements in returns and shareholder value; our excitement about our prospects, outlook, and business opportunities going forward; our belief that we have made tremendous progress with our strategic plan and will have completed the bulk of our transition by the end of 2017; our expectation that the pace at which we add or renew business will accelerate; our belief that this newly built foundation will allow for a sustainable business that can consistently grow both our revenue and net income; our belief that 2018 will see the new Quest; our anticipation that 2018 will be positively impacted by expansions with current customers and the addition of new customers, many of which should yield very positive effects; our expectations for revenue growth, net income, GAAP earnings, GAAP earnings per share, non-GAAP Adjusted EBITDA, and non-GAAP Adjusted EBITDA per share for 2018; and our belief that before the full effect of our strategic shift is reflected commencing in 2018, we anticipate that the earnings for the transitional fourth quarter for 2017 will be relatively flat with the third quarter.  These statements are based on our current expectations, estimates, projections, beliefs, and assumptions. Such statements involve significant risks and uncertainties. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors, including, but not limited to, competition in the environmental services industry, the impact of the current economic environment, and other factors discussed in greater detail in our filings with the Securities and Exchange Commission (SEC), including our Report on Form 10-K for the year ended December 31,

2016. You are cautioned not to place undue reliance on such statements and to consult our SEC filings for additional risks and uncertainties that may apply to our business and the ownership of our securities. Our forward-looking statements are presented as of the date made, and we disclaim any duty to update such statements unless required by law to do so.

Investor Relations Contact:

Three Part Advisors, LLC

Jeff Elliott

972.423.7070

Joe Noyons

817.778.8424

Financial Tables Follow

Quest Resource Holding Corporation and Subsidiaries

STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Revenue	$31,931	$46,157	$115,841	$138,772
Cost of revenue	27,905	42,562	103,181	128,036
Gross profit	4,026	3,595	12,660	10,736
Selling, general, and administrative	3,977	4,923	13,539	14,216
Depreciation and amortization	1,003	1,014	3,000	3,040
Total operating expenses	4,980	5,937	16,539	17,256
Operating loss	(954)	(2,342)	(3,879)	(6,520)
Interest expense	(126)	(62)	(361)	(176)
Income tax expense	—	—	—	—
Net loss	$(1,080)	$(2,404)	$(4,240)	$(6,696)
Net loss applicable to common stockholders	$(1,080)	$(2,404)	$(4,240)	$(6,696)
Net loss per common share:
Basic and diluted	$(0.07)	$(0.16)	$(0.28)	$(0.46)

Weighted average number of common shares outstanding:
Basic and diluted	15,281	14,854	15,277	14,560

RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA

(Unaudited)

(In thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Net loss	$(1,080)	$(2,404)	$(4,240)	$(6,696)
Depreciation and amortization	1,046	1,052	3,126	3,126
Interest expense	126	62	361	176
Stock-based compensation expense	357	794	1,541	1,883
Other adjustments	64	223	308	263
Income tax expense	—	—	—	—
Adjusted EBITDA	$513	$(273)	$1,096	$(1,248)

BALANCE SHEETS

(In thousands, except per share amounts)

	September 30,	December 31,
	2017	2016
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,116	$1,328
Accounts receivable, less allowance for doubtful accounts of $824 and $334 as of September 30, 2017 and December 31, 2016, respectively	20,030	34,828
Prepaid expenses and other current assets	1,484	2,671
Total current assets	22,630	38,827

Goodwill	58,337	58,337
Intangible assets, net	5,910	8,490
Property and equipment, net, and other assets	1,582	2,415
Total assets	$88,459	$108,069

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$17,823	$35,306
Deferred revenue and other current liabilities	324	406
Total current liabilities	18,147	35,712

Revolving credit facility, net	6,731	4,750
Other long-term liabilities	43	335
Total liabilities	24,921	40,797

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value, 10,000 shares authorized, no shares issued or outstanding as of September 30, 2017 and December 31, 2016	—	—
Common stock, $0.001 par value, 200,000 shares authorized, 15,281 and 15,273 shares issued and outstanding as of September 30, 2017 and December 31, 2016, respectively	15	15
Additional paid-in capital	158,678	158,172
Accumulated deficit	(95,155)	(90,915)
Total stockholders’ equity	63,538	67,272
Total liabilities and stockholders’ equity	$88,459	$108,069

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